UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2024

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, KS 67210
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (316) 526-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2024, Spirit AeroSystems, Inc. (“Spirit”), Spirit AeroSystems Holdings, Inc. (“Spirit Holdings”) and Boeing entered into an Advance Payments Agreement (the “Advance Payments Agreement”). The transactions contemplated by the Advance Payments Agreement are intended to address Spirit’s higher levels of inventory and contract assets, lower operational cash flows, decrease in expected deliveries to Boeing and higher factory costs to maintain rate readiness, attributed to product quality verification process enhancements (including moving such process from Renton, Washington, to Wichita, Kansas), the lingering effects of the recent strike by Boeing employees and limitations on Boeing increasing production rates.

Under the Advance Payments Agreement, the parties have agreed to, among other things, the following:

•	Spirit will use Advances (as defined below) to support producing and maintaining readiness to produce Boeing products at the rates contractually required by Boeing.

•	Boeing has committed to pay to Spirit, as advance payments of additional amounts due to be paid pursuant to contracts, including long-term supply contracts under which Spirit is a supplier for Boeing’s B737, B747, B767, B777 and B787 commercial aircraft programs (collectively, the “Contracts”), a total of up to $350,000,000 (collectively, the “Advances,” and the date of each Advance, an “Advance Date”). Spirit must use the Advances for the sole purpose of producing and maintaining readiness to produce Products (as defined in the Contracts) at the rates required by Boeing. Boeing’s obligation to pay the Advances to Spirit is subject to the terms and conditions set forth in the Advance Payments Agreement, including Spirit and Spirit Holdings, as applicable, having provided to Boeing specified financial reports and, at all times prior to the applicable Advance Date, having complied with its obligations under the Advance Payments Agreement to provide Boeing with specified financial reports and information on a weekly basis and as otherwise required thereunder.

•	Spirit will repay the Advances to Boeing in accordance with the following payment schedule: 25% of the then-outstanding Advances on each of April 30, 2026, June 30, 2026, and September 30, 2026, and the remaining balance of outstanding Advances on December 31, 2026 (each such date, a “Repayment Date”). Until repayment of all Advances and other amounts owed to Boeing under the Advance Payments Agreement (“Payment in Full”), an advance fee in an amount equal to 6.0% of the outstanding amount of Advances will be paid by Spirit, on the fifteenth day of each calendar quarter, by capitalizing such fee and adding it to (and thereby increasing) the outstanding amount of Advances thereunder.

•	If at any time prior to Payment in Full, (i) Spirit fails to make any such repayment on the applicable Repayment Date, (ii) any representation made (or deemed made) by Spirit in the Advance Payments Agreement or in any certificate or statement provided pursuant thereto is false in any material respect, (iii) Spirit fails to perform its obligations under, or otherwise breaches the terms of, the Advance Payments Agreement (after giving effect to applicable cure periods), (iv) there occurs, either as to Sprit, Spirit Holdings or any of their respective subsidiaries, events relating to insolvency, to reorganization, liquidation or similar proceedings, or to business suspension, dissolution or winding-up, (v) Spirit, Spirit Holdings or any of their respective subsidiaries default in the payment or performance of any borrowed money indebtedness with a principal amount in excess $100,000,000, or (vi) Sprit, Spirit Holdings or any of their respective subsidiaries repudiates any performance obligation under, or materially breaches the terms of, any other agreement between the parties (including the June 30, 2024 Agreement and Plan of Merger between Spirit Holdings and Boeing or any Contract), or any “default” or “event of default” arises under any Contract, then Boeing’s obligation to make any future Advances will automatically terminate, an additional advance fee in an amount equal to 3.0% of the outstanding amount of Advances will automatically apply to such outstanding Advances, and (except with respect to any of the events referred to in clause (iv) above) subject to prior written notice by Boeing, all amounts of the Advances that remain outstanding to Boeing as of such time will become immediately due and payable.

•	Until Payment in Full, Spirit and Spirit Holdings must provide to Boeing specified financial reports and information within prescribed time periods, and comply with the other covenants, in each case, set forth in the Advance Payments Agreement.

•	The Advance Payments Agreement will remain in effect until Payment in Full.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 required by this Item 2.03 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2024	SPIRIT AEROSYSTEMS HOLDINGS, INC.

	By:	/s/ Irene M. Esteves
Irene M. Esteves
Executive Vice President and Chief Financial Officer